EXHIBIT 16.2
March 14, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by BrightStar Information Technology Group, Inc. contained in Item 4.01 of its Form 8-K dated March 9, 2007, which was filed with the Securities and Exchange Commission on March 13, 2007. We agree with the statements concerning our firm in the first sentence of the first paragraph and in the second, third, fifth and sixth paragraphs in Item 4.01 of such Form 8-K. We have no basis to agree or disagree with the other statements made therein.

Very Truly Yours,

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.